Exhibit 10.1
SEPARATION AGREEMENT
     This Agreement is entered into by and between Erich G. Smith (“Executive”), a resident of the state of Texas, and Vought Aircraft Industries, Inc., a Delaware corporation with its principal place of business in Dallas, Texas (“Vought” or the “Company”).
     Executive and Vought (“the parties”) have agreed that Executive’s employment with the Company will conclude as provided in this Agreement. In connection with this separation from employment and subject to this Agreement, Vought has agreed to provide Executive with certain payments and other benefits to which Executive would not be entitled absent his execution of this Agreement. Further, Executive and Vought desire to settle any and all disputes between the parties arising out of the employment relationship or separation from employment.
     Therefore, in consideration of the covenants and agreements set forth in this Agreement, Executive and Vought agree as follows:
     1. Executive agrees that he will separate from employment with Vought effective May 31, 2006 (“Separation Date”).
     2. Compensation: In connection with the Executive’s separation from Vought, and in lieu of other benefits that might be provided under any other layoff or severance policy, plan or agreement, Vought will provide Executive the following payments and benefits in exchange for his fulfillment of the terms and obligations in this Agreement:
a. Separation Pay: Within thirty (30) days after the Effective Date of this Agreement (as defined in Paragraph 11), Vought will pay to Executive a one-time lump sum equal to fifty-two (52) times Executive’s current weekly, regular base salary. This payment will be made only on the conditions that Executive has signed this Agreement, has not exercised his right to revoke this Agreement (as described more fully in Paragraph 10), and has fulfilled the other obligations set forth in this Agreement. This payment will not be considered eligible compensation for purposes of the Vought Retirement Plan or the Savings and Investment Plan.
b. Accrued Vacation. Within ten (10) days after the Separation Date, Executive will receive payment for all accrued but unused vacation, if any.
c. Employee Benefits: Except as otherwise specified in this Agreement or under terms of the applicable employee benefit plans, all of Executive’s privileges, perquisites and benefits as a Vought employee will end as of the close of business on the Separation Date. Neither Executive nor his dependents will be eligible for coverage under the Company’s employee health and welfare benefit plan or any supplemental health care benefits plan after midnight Central Time on the Separation Date.

     Executive may elect to continue existing group medical and dental benefits coverage for himself and his eligible dependents under COBRA at regular COBRA rates. The Company will pay Executive a one-time lump sum equal to the amount of his regular COBRA continuation coverage costs for twelve months, less the amount of his applicable weekly contributions for such coverage, as calculated on the Separation Date. If Executive is not covered by medical and dental benefits as of the Separation Date, Executive is not eligible to receive this payment.
     Executive is responsible for paying the applicable cost of any COBRA coverage, along with any administrative fees (with after-tax dollars). If rates for active employees increase during the COBRA continuation period, Executive’s costs will also increase. Likewise, the coverage offered is the same as is offered to similarly-situated active employees, including any amendments to or terminations of the group medical and dental plans occurring after the Separation Date.
d. Outplacement Assistance: Outplacement services will be provided to Executive by the Company’s designated outplacement service provider through March 15, 2007. All services will be subject to then-applicable contract terms between the Company and the provider.
e. Withholdings: Vought will withhold all required payroll deductions, including any applicable taxes, from the above payments.
     3. Inclusive of Income and All Other Benefits: Except as provided in Paragraph 2 above, Executive acknowledges and agrees that that this Agreement provides for compensation over and above anything to which he would have otherwise been entitled and that he has no further claim to any compensation, severance pay or other benefits from Vought under any plan, policy, practice or agreement.
     4. Equity Plans: The terms of Executive’s Stock Option Agreements, if any, shall govern the exercisability and timing of exercising of his stock options. In accordance with those agreements, all non-vested stock options shall be forfeited, and no further vesting shall occur, following the Separation Date. Executive may continue to hold shares of stock purchased before the Separation Date, under the terms and conditions set forth in the applicable Shareholders’ Agreement.
     5. Confidential Information: Executive acknowledges and agrees that in the course of his employment with Vought, he has had access to Confidential Information relating to the business affairs of Vought and its suppliers and customers. “Confidential Information” means the Company’s confidential and/or proprietary information and/or trade secrets that cannot be obtained readily by third parties from outside sources. Confidential Information includes, by way of example only, the following information regarding customers, employees, suppliers, and the industry not generally known to the public: technical information concerning products, equipment, services, and processes; procurement procedures and pricing techniques; the names of and other information concerning customers, investors, and business affiliates and the Company’s relationship with them; pricing strategies; positions, plans, and strategies for expansion or acquisitions; budgets; research; financial and sales data; evaluations, opinions, and interpretations of information and data; prospective customers’ names and marks; electronic databases; models; specifications; computer programs; internal business records; contracts benefiting or obligating the Company; bids or proposals submitted to any third party; technologies and methods; and other such information. Executive agrees that he will continue to maintain the complete confidentiality of this Confidential Information and will otherwise comply with all applicable fiduciary duties owed to the Company in connection with Executive’s position as an officer of the Company. Executive agrees that at no time after he signs this Agreement will he disclose, use, or otherwise make available to any person, company and/or other entity, Vought’s Confidential Information.
     a. Unfair Competition Restrictions. Ancillary to the rights provided to Executive following employment termination as set forth in this Agreement and any addenda or amendments to this Agreement, the Company’s provision of Confidential Information, specialized training, and goodwill support to Executive, and Executive’s agreements regarding the use of same, and in order to protect the value of any equity-based compensation, training, goodwill support and/or the Confidential Information described above, the Company and Executive agree to the following provisions against unfair competition:
     i. Executive agrees that for a period of twelve (12) months following the Separation Date (“Restricted Term”), Executive will not, directly or indirectly, for Executive or for others, anywhere in the United States (the “Restricted Area”) do the following, unless expressly authorized to do so in writing by the Chief Executive Officer of the Company: Engage in, or assist any person, entity, or business engaged in, the selling or providing of products or services that would displace the products or services that (i) the Company is currently in the business of providing, or was planning to be in the business of providing, as of the time Executive separated from the Company, and (ii) that Executive had involvement in or received Confidential Information about in the course of employment. Executive further understands that the foregoing restrictions may limit his ability to engage in certain businesses during the Restricted Term, but acknowledges that these restrictions are necessary to protect the Confidential Information the Company has provided to Executive.
     ii. A failure to comply with the foregoing restrictions will create a presumption that Executive is engaging in unfair competition. Executive agrees that this covenant does not prevent Executive from using and offering the skills that Executive possessed prior to receiving access to Confidential Information, confidential training, and knowledge from the Company. This Agreement creates an advance approval process, and nothing herein is intended, or will be construed as, a general restriction against the pursuit of lawful employment in violation of any controlling state or federal laws. Executive shall be permitted to engage in activities that would otherwise be prohibited by this covenant if such activities are determined in the sole discretion of the Chief Executive Officer of the Company to be no material threat to the legitimate business interests of the Company.
     b. Enforcement of Covenants. Executive acknowledges that a breach of the covenants set forth above will cause irreparable damage to the Company, for which the Company’s remedy at law for damages will be inadequate. Therefore, in the event of breach or anticipatory breach of the covenants set forth in this section by Executive, that the Company shall be entitled to seek the following particular forms of relief, in addition to remedies otherwise available at law or equity: (A) injunctions enjoining or restraining such breach or anticipatory breach in any court of competent jurisdiction; and (B) recovery of all reasonable sums expended and costs, including reasonable attorney’s fees, incurred by the Company to enforce the covenants set forth in Paragraph 5.
     c. Separability of Covenants. If a court decides that any of the covenants set forth in Paragraph 5 exceed the time, geographic, or occupational limitations permitted by applicable laws, the parties agree that such provisions shall be reformed to the maximum time, geographic, or occupational limitations permitted by applicable laws.
     6. Non-Solicitation: Executive also agrees that, for a period starting on the Separation Date and ending on the first anniversary of that date, he will not, either on his own behalf or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or shareholder, or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit or attempt to solicit away from the Company any of its officers or employees; provided, however, that a general advertisement to which an employee of the Company responds shall not be deemed, standing alone, to result in a breach of this paragraph.
     7. Return of Vought Property: Executive agrees to immediately return all property owned by Vought in his possession including, but not limited to, any Company files, documents, drawings, plans, or photographs; any Vought credit card (or credit card for which Vought is the guarantor); and any badge, personal digital assistant, computer, telephone, pager, fax machine, or printer.
     8. Waiver and Release: Executive, for and on behalf of himself and his heirs, administrators, executors, successors and assigns, hereby releases and forever discharges Vought and its subsidiaries, affiliates and related companies, and the current and former directors, officers, executives, managers, agents, attorneys, insurers, independent contractors and employees of Vought and all its related entities (the “Released Parties”), from any and all claims, whether direct or indirect, fixed or contingent, now known or unknown, which Executive ever had, has now, or may claim to have against the Released Parties, by reason of any matter, act, action, inaction, decision, event or subject existing or occurring as of the time Executive signs this Agreement.

     Executive understands and agrees that by executing this Agreement, he is giving up any and all actions or causes of action, suits, debts, claims, complaints, or demands of any kind whatsoever against the Company, in law or in equity, including but not limited to claims under the Age Discrimination in Employment Act of 1967 and under any other federal, state, or local law or regulation; as well as claims that this Agreement was procured through fraud or duress.
     This Agreement does not waive or release: (i) any rights or claims that arise or commence after the date he signs this Agreement; (ii) Executive’s right to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (although any rights to recovery in such a proceeding are governed by this Agreement and specifically by this Waiver and Release paragraph); (iii) any rights or claims Employee may have for employee benefits pursuant to the terms of any Company retirement plans, savings plans, or employee welfare benefit plan providing medical, surgical or hospital benefits; or (iv) any rights or claims Executive may have for breach of this Agreement.
     9. Consideration Period: Executive will have up to twenty-one (21) days from the date he receives this Agreement to consider it. During this time period, Executive is advised to seek legal counsel regarding the effect of this Agreement. Changes to this Agreement, whether material or immaterial, will not restart this time period. Executive may sign and return the Agreement in less than twenty-one days if he wishes.
     10. Right to Rescind: Executive can revoke the Agreement in writing within seven (7) days after signing it. The revocation must be received by W. Bruce White, Jr., General Counsel, Vought Aircraft Industries, Inc., P.O. Box 655907, Dallas, Texas 75265, no later than midnight of the seventh day.
     11. Effective Date: This Agreement will become effective and enforceable eight (8) days after Executive signs it and returns it to the Company (the “Effective Date”), if not revoked as provided in Paragraph 10.
     12. Effect of Breach: If Executive breaches any provision of this Agreement, Vought will have no further obligations under Paragraph 2 of this Agreement. Executive agrees that in the event he breaches this Agreement, Vought will be entitled to legal remedies, including but not limited to repayment of all monies paid to Executive under Paragraph 2 (excluding payment for accrued but unused vacation), together with the attorneys’ fees and costs incurred to collect these monies.
     13. No Admission of Fault or Liability: The parties agree that this Agreement is not intended to, and does not, constitute an admission of liability or fault on the part of either Executive or Vought.
     14. Enforceable Contract/Severability: The parties agree that this Agreement is an enforceable contract under the laws of the State of Texas. The parties further agree that to the extent any part of this Agreement is found to be in violation of any law or unenforceable as written, that part shall be modified to achieve the objective of the parties to the fullest extent permitted, and the balance of the Agreement shall remain in full force and effect.
     15. Entire Agreement: The parties agree that this Agreement constitutes the entire Agreement between Executive and Vought regarding its subject matter, unless otherwise explicitly stated herein. Any modification or addition to this Agreement, to be effective, must be in writing and signed by Executive and an officer of Vought.
     16. Governing Law: The parties agree that this Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Texas. The parties further agree that any suit, action or proceeding arising out of or seeking to enforce any provision of this Agreement may be brought only in a court of competent jurisdiction in Dallas County, Texas, and the parties hereby consent to the jurisdiction of such courts.
BY SIGNING THIS AGREEMENT, EXECUTIVE ACKNOWLEDGES (i) HE HAS CAREFULLY READ THIS AGREEMENT AND VOLUNTARILY AGREES TO ITS TERMS, (ii) HE UNDERSTANDS THIS AGREEMENT, AND (iii) HE HAS BEEN GIVEN THE OPPORTUNITY TO ASK ANY QUESTIONS ABOUT THIS AGREEMENT.
IN WITNESS WHEREOF, the parties have executed this Agreement by their signatures below.

Erich G. Smith	Vought Aircraft Industries, Inc.

	By:	Thomas F. Stubbins

/s/ Erich G. Smith		/s/ Thomas F. Stubbins

	Its:	Vice President, Human Resources

Dated: April 21, 2006	Dated: April 21, 2006